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                                                              EXHIBIT (d)(2)


                                AMENDMENT NO. 1
                                ---------------

     THIS AMENDMENT NO. 1 (the "Amendment") to the AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 10, 2001, by and between G & L ACQUISITION, LLC, a Maryland limited liability company ("Acquiror"), and G & L REALTY CORP., a Maryland corporation (the "Company"), is made and entered into by Acquiror and the Company as of September 28, 2001.

                                    RECITALS

     A. The Board of Directors of the Company (the "Board"), based upon the recommendation of a special committee thereof, has determined that amending the Agreement as set forth in this Amendment is advisable and in the best interests of the stockholders of the Company, and the Board and the members of Acquiror have approved the Amendment upon the terms and subject to the conditions set forth in this Amendment.

     B. Acquiror and the Company desire to amend the Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Section 5.1(c) of the Agreement is amended by adding the following sentence at the end of that section: "For the purpose of clarification, the parties agree that a Stockholders Meeting shall not be deemed held until a vote of the stockholders on the Merger has been taken."

     2. Section 7.1(ii) of the Agreement is amended by deleting the date "October 15, 2001" and inserting in its place "November 30, 2001."

     3. Section 7.1(x) of the Agreement is amended by deleting the date "September 15, 2001" and inserting in its place "October 29, 2001."

     4. Section 7.3 (c) of the Agreement is amended by adding the following sentence at the end of that section: "If either party terminates this Agreement pursuant to Section 7.1(ii), then the Company shall pay or reimburse Acquiror Parties for their fees and expenses to the extent set forth in clause (B) of this subsection (c)."

     5. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of California, without giving effect to the principles of conflict of laws thereof.

     6. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7. Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.


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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                  G & L ACQUISITION, LLC


                                  By: /s/ Daniel M. Gottlieb
                                      ------------------------
                                      Daniel M. Gottlieb
                                      Member

                                  By: /s/ Steven D. Lebowitz
                                      ------------------------
                                      Steven D. Lebowitz
                                      Member



                                  G & L REALTY CORP.



                                  By: /s/ John H. Rauch
                                      -------------------
                                      John H. Rauch
                                      Senior Vice President

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